Exhibit 5.1

19 April 2011

THE BOARD OF DIRECTORS OF
SAMSON OIL & GAS LIMITED
Level 36, Exchange Plaza
2 The Esplanade
Perth, Western Australia 6000

Dear Sirs

SEC Registration Statement

We have acted as counsel to Samson Oil & Gas Limited, a company organized under the laws of Western Australia (the “Company”).  This opinion is being delivered in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to the U.S. Securities Act of 1933, as amended (the “Act”), relating to ordinary shares (the “Shares”) that may be issued to employees, officers, directors, consultants and advisers of the Company upon the exercise of options granted by the Board of Directors in accordance with Australian law, the Company’s Constitution and the listing rules of the Australian Securities Exchange (“Options”).

For purposes of giving this opinion, we have examined the documents listed in Schedule 1 hereto and we have relied upon the assumptions set out in Schedule 2 hereto, which we have not independently verified.

Based on the foregoing, we are of the opinion that:

(a) the Company has been duly incorporated as a company limited by shares and is validly existing under the laws of Western Australia; and

(b) Shares issued upon the exercise of Options will be validly issued, fully paid and non-assessable.  By “nonassessable” we mean that the potential liability of holders of the Ordinary Shares is limited to the amount the holders paid for the shares and that the holders may not be charged or assessed additional amounts by the Company or the Company’s creditors to pay for the Company’s debts.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matters or document not referred to herein.  In particular (but without limiting the generality of the foregoing), no opinion is expressed as to what further documentation may need to be entered into, or what other requirements may need to be complied with, to permit an offering of the Shares in Australia or any other jurisdiction.  This opinion is governed by and shall be construed in accordance with the laws of Western Australia.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement as the attorneys who will pass upon Australian legal matters in connection with the issuance of Shares under the Registration Statement.  By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission relating thereto.  This opinion is rendered as of the date above and we disclaim any obligation to advise you of facts, circumstances, events or developments that may alter, affect or modify the opinion expressed herein.

Yours faithfully,

/s/ Minter Ellison

MINTER ELLISON

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	Such constating documents and corporate records as deemed necessary;

2.	The Registration Statement;

3.	Samson Oil and Gas Limited Stock Option Plan;

4.	A search of the public database maintained by the Australian Securities and Investments Commission; and

5.	Such other documents as we have considered necessary for the purposes of rendering this opinion.

SCHEDULE 2

ASSUMPTIONS

This opinion is given based upon the following assumptions:

1.	Payment in full for the Shares will be received by the Company.

2.	The Constitution of the Company reviewed by us is the Constitution of the Company in force at the date hereof.

3.
The copies of such constating documents and corporate records as deemed necessary of the Company examined by us at its registered office are complete and accurate and constitute a complete and accurate record of the business transacted by the Company.